Exhibit 99.2

KLA-Tencor - Fourth Quarter Fiscal Year 2016 Stockholder Letter

KLA-Tencor delivered record quarterly results in the fourth quarter of fiscal year 2016 and exceeded guidance in the following measures:

•	Revenue of $919 million, a sequential increase of 29%, and Shipments of $880 million, a sequential increase of 14%;

•	GAAP Gross Margin of 63.3%, and GAAP Operating Margin of 38.1%; Non-GAAP Gross Margin of 63.4%, and non-GAAP Operating Margin of 38.9%; and

•	GAAP diluted Earnings per Share of $1.73 and Non-GAAP diluted Earnings per Share of $1.77.

Revenue in fiscal year 2016 was $3.0 billion, and Non-GAAP diluted Earnings per Share was $4.66. Total new orders were $3.3 billion, and we ended the year with total shipment and system revenue backlog of $1.5 billion.

This letter includes certain GAAP and non-GAAP financial measures. Refer to the caption “Reconciliation of GAAP and Non-GAAP financial measures” for the reconciliation as well as other supplemental information.

Dear Stockholders:

The record results delivered by KLA-Tencor in the fourth quarter of fiscal year 2016 were largely driven by three factors: (1) Continued market leadership and contribution from new products, highlighted by revenue from two units of our new “GEN5” Broadband Plasma Optical Inspection Platform in the quarter. We are experiencing strong customer acceptance of the latest suite of wafer defect inspection products from our Wafer Inspection Group, including the GEN5 and the 2930 Series broadband plasma inspectors; (2) Faster product acceptance across multiple customers in foundry and memory in the quarter; and (3) Strong execution and demonstrated operations excellence.

These strong numbers reflect KLA-Tencor’s market leadership and the mission-critical role process control plays in enabling innovation and growth for the semiconductor industry. They also make a fitting highlight for the company and our stockholders as KLA-Tencor celebrates its 40th anniversary in 2016.

June Quarter 2016 Bookings Highlights

During the pendency of the merger with Lam Research, KLA-Tencor is no longer providing bookings results or guidance. However, we will continue to provide end market order results to give investors insight into current order trends. End market order mix estimates for the September quarter are based on current forecasts.

Foundry was 60% of new systems orders in the June quarter and fourth quarter foundry demand delivered significant upside to our original forecast, largely driven by pull-ins targeting 10 nanometer ramps timed for the second half of calendar 2016. In addition, demand for 28 nanometer remains strong and primarily focused in China. Foundry bookings are expected to be approximately 65% of total systems orders in the September quarter.

Memory was 29% of new systems orders in the June quarter, with DRAM comprising approximately 63% of the memory customer order mix in the quarter. Memory bookings are expected to be approximately 20% of total systems orders in the September quarter.

Logic was 11% of new systems orders in the June quarter, and are expected to be approximately 15% of total system orders in the September quarter.

In terms of the distribution of orders by product group, Wafer Inspection was approximately 49% of new systems orders in the June quarter. Orders from the Patterning Group, which includes our mask inspection business, were approximately 28% of orders in the June quarter. The Service business contributed approximately 20% of total bookings in the quarter, and non-Semi was approximately 3%.

These results affirm KLA-Tencor’s ongoing focus on providing superior value to customers, both in terms of meeting market requirements with its latest generation inspection and metrology systems, and delivering superior competitive offerings.

Looking ahead to the balance of calendar year 2016, the WFE demand picture is expected to remain healthy, with investment focused on the 10-nanometer ramp and early 7- nanometer development in foundry and logic, and on expanding 3D NAND capacity and technology migrations in leading edge memory. Strong growth in China is also expected to be a highlight, with momentum of semiconductor industry investment in this region anticipated to continue. In this environment, the outlook for WFE investment remains roughly flat for the year, and early indications are positive for calendar year 2017, as our customers continue to invest at a high level to drive innovation and execute their strategies for growth. As the market leader in process control, KLA-Tencor is playing a mission critical role in enabling customer success, by providing world-class products and services to help improve yields and time-to-market.

As we look ahead, given our backlog, strong customer demand for our new products, and focus on operations excellence, we are on track for continued strong financial performance in fiscal year 2017.

June Quarter 2016 Financial Highlights

Revenue was $919 million in the quarter, and increased by 29% compared to the March quarter.

Non-GAAP Gross Margin in the June quarter was 63.4%, with upside driven primarily by favorable product mix and higher revenue volume in the quarter.

Non-GAAP Operating Margin was 38.9% in the June quarter. GAAP operating expenses of $231 million and non-GAAP Operating Expenses of $225 million were above our expected range for the period, largely due to higher variable compensation expenses.

Our effective tax rate in the June quarter was 18%, below our long-term planning rate, due to a reduction in tax reserves in the quarter. We are adjusting our long-term planning rate for taxes from 22% to 21%, reflecting our expectations for the mix of business going forward, and the permanent reinstatement of the R&D tax credit in the United States.

GAAP Net Income for the June quarter was $272 million or $1.73 diluted earnings per share. Non-GAAP Net Income for the June quarter was $277 million or $1.77 diluted earnings per share. We ended the quarter with 157 million diluted shares outstanding.

Cash flow from operations was $354 million in the June quarter, and we ended the quarter with $2.5 billion in cash and investments.

September Quarter 2016 Guidance

September quarter shipments are expected to be in the range of $735 million to $815 million, and revenue is expected to be in the range of $695 million to $755 million.

GAAP diluted earnings per share is expected to be in the range of $0.87 per share to $1.07 per share with non-GAAP diluted earnings per share in the range of $0.90 per share to $1.10 per share.

In conclusion, given our market leadership, new products, growing service revenue, and with the benefit of our leaner cost structure, KLA-Tencor is well positioned for strong relative performance as we move forward, in terms of growth and earnings power.

Sincerely,

Rick Wallace, President and CEO	Bren Higgins, Executive Vice President and CFO

Forward-Looking Statements

Statements in this letter other than historical facts, such as statements regarding: foundry, logic and memory bookings as a percentage of total systems orders for the September quarter; future demand for our products and levels of business activity; expected shipments, revenue and GAAP and non-GAAP earnings per diluted share in the September quarter; revenues and earnings over the second half of calendar 2016; financial performance in fiscal 2017; and WFE demand in 2016 and WFE investment in 2016 and 2017, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors; the financial condition of the global capital markets and the general macroeconomic environment; new and enhanced product and technology offerings by competitors; cancellation of orders by customers; the ability of KLA-Tencor’s research and development teams to successfully innovate and develop technologies and products that are responsive to customer demands; KLA-Tencor’s ability to successfully manage its costs; market acceptance of KLA-Tencor’s existing and newly issued products; changing customer demands; and industry transitions. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this letter, please refer to KLA-Tencor’s Annual Report on Form 10-K for the year ended June 30, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and the joint Proxy Statement/Prospectus filed by us with the Securities and Exchange Commission on January 14, 2016, and other subsequent filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor assumes no obligation to, and does not currently intend to, update these forward-looking statements.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

	As of
(Dollars in thousands)	June 30, 2016	March 31, 2016	December 31, 2015
Cash, cash equivalents and marketable securities	$2,491,294	$2,241,310	$2,241,425
Accounts receivable, net	$613,233	$624,818	$427,115
Net DSO (Shipment)*	63 days	74 days	53 days
Inventories	$698,635	$721,493	$691,786
Inventory turns**	1.9x	1.6x	1.7x
Net cash provided by operating activities	$354,093	$111,497	$100,324
Capital expenditures, net	$7,508	$8,954	$7,938
Dividends paid	$81,120	$82,109	$81,380
Share repurchases	$—	$—	$39,119

*	DSO = Current net accounts receivable/(current quarter shipments/91 days)
**	Inventory turns = Annualized cost of goods sold/average inventory

Distribution of Fourth Quarter Fiscal Year 2016 System Orders

The distribution of system orders by wafer front-end, segment and region during the fourth quarter of fiscal year 2016 is shown below in the following tables:

Wafer Front-End		Segment		Region
Foundry	60%	Wafer Inspection	49%	Taiwan	47%
Logic	11%	Service	20%	China	15%
Memory	29%	Patterning	28%	Japan	12%
		Non-Semi	3%	USA	11%
				Korea	7%
				SEA	5%
				Europe	3%

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In thousands, except percentages and per share amounts)

Reconciliation of GAAP and Non-GAAP financial measures

	For three months ended June 30, 2016
	GAAP	Acquisition- related charges (a)	Restructuring, severance and other related charges (b)	Merger- related charges (c)	Income tax effect of non-GAAP adjustments (d)	Non-GAAP
Total revenues	$919,171	$—	$—	$—	$—	$919,171
Costs of revenues	337,568	(658)	—	(346)	—	336,564

Gross margin	581,603	658	—	346	—	582,607
Research and development	127,454	—	—	(1,223)	—	126,231
Selling, general and administrative*	103,797	(636)	—	(4,226)	—	98,935

Operating expenses	231,251	(636)	—	(5,449)	—	225,166

Income from operations	350,352	1,294	—	5,795	—	357,441
Other income (expense), net	(21,865)	—	—	—	—	(21,865)
Provision for income taxes	(56,946)	—	—	—	(1,795)	(58,741)

Net income	$271,541	$1,294	$—	$5,795	$(1,795)	$276,835

Net income per share - diluted	$1.73	$0.01	$—	$0.04	$(0.01)	$1.77
Weighted-average number of shares - diluted	156,618					156,618

Gross margin %	63.3%	0.1%	—%	—%	—%	63.4%
Operating margin %	38.1%	0.2%	—%	0.6%	—%	38.9%

*	Changes in the Executive Deferred Savings Plan liability and asset are recorded in selling, general and administrative expense in the condensed consolidated statements of operations. The expense associated with change in the liability was $3.8 million and the gain associated with change in the asset was $4.2 million for the three months ended June 30, 2016.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In thousands, except percentages and per share amounts)

Reconciliation of GAAP and Non-GAAP financial measures

	For three months ended March 31, 2016
	GAAP	Acquisition- related charges (a)	Restructuring, severance and other related charges (b)	Merger- related charges (c)	Income tax effect of non-GAAP adjustments (d)	Non-GAAP
Total revenues	$712,433	$—	$—	$—	$—	$712,433
Costs of revenues	274,599	(663)	(121)	(238)	—	273,577

Gross margin	437,834	663	121	238	—	438,856
Research and development	115,589	—	(5)	(508)	—	115,076
Selling, general and administrative*	87,407	(646)	(11)	(2,836)	—	83,914

Operating expenses	202,996	(646)	(16)	(3,344)	—	198,990

Income from operations	234,838	1,309	137	3,582	—	239,866
Other income (expense), net	(24,907)	—	—	—	—	(24,907)
Provision for income taxes	(34,154)	—	—	—	(1,535)	(35,689)

Net income	$175,777	$1,309	$137	$3,582	$(1,535)	$179,270

Net income per share - diluted	$1.12	$0.01	$—	$0.03	$(0.01)	$1.15
Weighted-average number of shares - diluted	156,429					156,429

Gross margin %	61.5%	0.1%	—%	—%	—%	61.6%
Operating margin %	33.0%	0.2%	—%	0.5%	—%	33.7%

*	Changes in the Executive Deferred Savings Plan liability and asset are recorded in selling, general and administrative expense in the condensed consolidated statements of operations. The benefit associated with change in the liability was $1.3 million and the loss associated with change in the asset was $1.0 million for the three months ended March 31, 2016.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In thousands, except percentages and per share amounts)

Reconciliation of GAAP and Non-GAAP financial measures

	For three months ended June 30, 2015
	GAAP	Acquisition- related charges (a)	Restructuring, severance and other related charges (b)	Income tax effect of non-GAAP adjustments (d)	Non-GAAP
Total revenues	$756,332	$—	$—	$—	$756,332
Costs of revenues	323,267	(2,282)	(7,458)	—	313,527

Gross margin	433,065	2,282	7,458	—	442,805
Research and development	128,839	(650)	(6,310)	—	121,879
Selling, general and administrative*	101,739	(646)	(8,649)	—	92,444

Operating expenses	230,578	(1,296)	(14,959)	—	214,323

Income from operations	202,487	3,578	22,417	—	228,482
Other income (expense), net	(27,549)	—	—	—	(27,549)
Provision for income taxes	(32,919)	—	—	(9,159)	(42,078)

Net income	$142,019	$3,578	$22,417	$(9,159)	$158,855

Net income per share - diluted	$0.89	$0.02	$0.14	$(0.06)	$0.99
Weighted-average number of shares - diluted	159,965				159,965

Gross margin %	57.3%	0.3%	0.9%	—%	58.5%
Operating margin %	26.8%	0.5%	2.9%	—%	30.2%

*	Changes in the Executive Deferred Savings Plan liability and asset are recorded in selling, general and administrative expense in the condensed consolidated statements of operations. The benefit associated with change in the liability was $0.1 million and the loss associated with change in the asset was $0.3 million for the three months ended June 30, 2015.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In millions, except per share amounts)

Reconciliation of Q1 Fiscal Year 2017 Guidance Range

		Low	High
GAAP diluted net income per share		$0.87	$1.07
Acquisition-related charges	a	0.01	0.01
Merger-related charges	c	0.03	0.04
Income tax effects of above adjustments	d	(0.01)	(0.02)

Effect on net income per diluted share		0.03	0.03

Non-GAAP diluted net income per share		$0.90	$1.10

Weighted-average number of shares - diluted		156.9	156.9

Note: The guidance is as of July 28, 2016 and the merger-related charges represent our best estimate considering the information known as of the date of issuing the guidance. We undertake no responsibility to update the above in light of new information or future events. Refer to Forward-looking statements for important information.

We provide certain non-GAAP financial information and reconciliation of GAAP and non-GAAP financial measures, which are adjusted from results based on GAAP to exclude certain costs and expenses, as well as other supplemental information. The non-GAAP and supplemental information is provided to enhance the user’s overall understanding of our operating performance and our prospects in the future. Specifically, we believe that the non-GAAP information provides useful measures to both management and investors regarding financial and business trends relating to our financial performance by excluding certain costs and expenses that we believe are not indicative of our core operating results. The non-GAAP information is among the budgeting and planning tools that management uses for future forecasting. However, because there are no standardized or generally accepted definitions for most non-GAAP financial metrics, definitions of non-GAAP financial metrics (for example, determining which costs and expenses to exclude when calculating such a metric) are inherently subject to significant discretion. As a result, non-GAAP financial metrics may be defined very differently from company to company, or even from period to period within the same company, which can potentially limit the usefulness of such information to an investor. The presentation of non-GAAP and supplemental information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with United States GAAP.

a.	Acquisition-related charges includes amortization of intangible assets associated with acquisitions. Management believes that the expense associated with the amortization of acquisition related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives, and exclusion of these expenses allows comparisons of operating results that are consistent over time for both KLA-Tencor’s newly acquired and long-held businesses. Management believes excluding these items helps investors compare our operating performance with our results in prior periods as well as with the performance of other companies.

b.	Restructuring, severance and other related charges include costs associated with employee severance and other exit costs, impairment of certain long-lived assets. Management believes excluding these items helps investors compare our operating performance with our results in prior periods as well as with the performance of other companies.

c.	Merger-related charges that are directly related to the pending merger between KLA-Tencor and Lam as announced on October 21, 2015. Charges primarily includes costs for advisory services, appraisals, legal services, employee-related expenses and auditing services. Management believes that it is appropriate to exclude these items as they are not indicative of ongoing operating results and therefore limit comparability and excluding these items helps investors compare our operating performance with our results in prior periods as well as with the performance of other companies.

d.	Income tax effect of non-GAAP adjustments includes the income tax effects of the excluded items noted above. Management believes that it is appropriate to exclude the tax effects of the items noted above in order to present a more meaningful measure of non-GAAP net income.